Exhibit 99.1

Phillips 66 Reports Fourth-Quarter Earnings of $1.1 Billion
or $2.05 Per Share
Adjusted earnings of $913 million or $1.63 per share

Highlights

Fourth Quarter

•	Advanced Midstream growth plans with formation of transportation joint ventures

•	Port Arthur ethylene plant resumed operations

•	Solid operating performance enabled 89 percent market capture in Refining

•	Strong earnings contribution from Marketing and Specialties

Full-Year 2014

•	Record Chemicals earnings

•	Earnings of $4.8 billion; adjusted earnings of $3.8 billion

•	Return on capital employed (ROCE) of 17 percent, and adjusted ROCE of 14 percent

•	Returned $4.7 billion of capital to shareholders

HOUSTON, Jan. 29, 2015 — Phillips 66 (NYSE: PSX), an energy manufacturing and logistics company, announces fourth-quarter earnings of $1.1 billion, compared with earnings of $1.2 billion in the third quarter of 2014. Adjusted earnings, excluding special items of $234 million, were $913 million in the fourth quarter, compared with adjusted earnings of $1.1 billion in the third quarter of 2014.

"Our solid fourth quarter was the result of our diversified asset portfolio and operational excellence, even as commodity prices declined," said Greg Garland, chairman and CEO of Phillips 66. "During the quarter, we generated more than $1 billion in cash flow and returned over $800 million of capital to shareholders, while continuing to fund value-enhancing growth projects."

"We are making prudent capital allocation decisions to drive Phillips 66's continued success, and the recently announced 2015 capital budget underscores our commitment to value creation. Investments in Midstream and Chemicals should result in more consistent earnings and a higher valuation. Our strong balance sheet and financial flexibility allow us to maintain a disciplined approach to reinvestment and distributions throughout the commodity price cycle," said Garland.

Phillips 66 Reports Fourth-Quarter Earnings of $1.1 Billion (Adjusted Earnings of $913 Million)

Midstream

	Millions of Dollars
	2014 Earnings		2014 Adjusted Earnings
	Third Quarter	Fourth Quarter	Third Quarter	Fourth Quarter
Transportation	$58	53	58	53
DCP Midstream	31	(12)	31	(11)
NGL	26	55	26	55
Midstream	$115	96	115	97

Midstream adjusted earnings were $97 million in the fourth quarter, compared with earnings of $115 million in the third quarter of 2014.

Phillips 66’s Transportation business generated earnings of $53 million during the fourth quarter. The $5 million decrease was primarily due to the write-off of a deferred tax asset, partially offset by improved throughput volumes in the fourth quarter. Phillips 66 Partners LP contributed $26 million to Transportation's fourth-quarter earnings, an increase of $4 million mainly due to increased throughput volumes and new fees from the recently acquired Bayway and Ferndale rail racks.

During the fourth quarter, the company’s equity investment in DCP Midstream, LLC had an adjusted loss of $11 million. The $42 million decrease was largely driven by a decline in natural gas liquids and crude prices.

Earnings from the NGL business were $55 million during the quarter. The $29 million increase was related to improved margins on seasonal propane and butane storage activities, partially offset by Midstream project development costs.

Chemicals

	Millions of Dollars
	2014 Earnings		2014 Adjusted Earnings
	Third Quarter	Fourth Quarter	Third Quarter	Fourth Quarter
Olefins and Polyolefins (O&P)	$254	247	259	248
Specialties, Aromatics and Styrenics (SA&S)	(18)	25	46	27
Other	(6)	(5)	(6)	(5)
Chemicals	$230	267	299	270

The Chemicals segment reflects Phillips 66's equity investment in Chevron Phillips Chemical Company LLC (CPChem). Fourth-quarter Chemicals adjusted earnings were $270 million, compared with $299 million in the third quarter of 2014.

Phillips 66 Reports Fourth-Quarter Earnings of $1.1 Billion (Adjusted Earnings of $913 Million)

During the fourth quarter, CPChem's O&P business contributed $248 million to Phillips 66's Chemicals adjusted earnings, a decrease of $11 million from the prior quarter. Domestic O&P chain margins were in line with the third quarter, despite the lower commodity price environment. The decrease in adjusted earnings was mainly due to higher planned maintenance costs, as the operational impacts related to CPChem's Port Arthur ethylene plant outage were offset by business interruption insurance recoveries. CPChem's Port Arthur plant resumed normal operations in November. O&P's global utilization for the quarter and year was 83 percent and 88 percent, respectively.

CPChem's SA&S business contributed $27 million to fourth-quarter adjusted earnings. The $19 million decrease was primarily due to lower realized margins and volumes from CPChem's Middle East joint ventures.

Refining

	Millions of Dollars
	2014 Earnings		2014 Adjusted Earnings
	Third Quarter	Fourth Quarter	Third Quarter	Fourth Quarter
Refining	$558	517	558	322

Refining recorded fourth-quarter adjusted earnings of $322 million, excluding the impacts of an asset sale and impairments. The $236 million decrease was driven by lower realized margins, partially offset by improved volumes. Margins were lower due to weaker gasoline crack spreads and narrowing crude differentials, partially offset by improved secondary product margins and higher distillate crack spreads.

During the quarter, 95 percent of the company’s U.S. crude slate was advantaged, in line with the third quarter of 2014. Refining processed a record 375,000 barrels per day (BPD) of tight oil, 39,000 BPD more than the previous high. Phillips 66’s refining utilization and clean product yield were 95 percent and 84 percent, respectively, in the fourth quarter of 2014.

Marketing and Specialties

	Millions of Dollars
	2014 Earnings		2014 Adjusted Earnings
	Third Quarter	Fourth Quarter	Third Quarter	Fourth Quarter
Marketing and Other	$325	299	216	256
Specialties	43	68	43	68
Marketing and Specialties	$368	367	259	324

Fourth-quarter adjusted earnings for M&S were $324 million, compared with $259 million in the third quarter of 2014.

Marketing and Other adjusted earnings were $256 million in the fourth quarter, an increase of $40 million from the prior quarter. While the increase was mostly related to the reinstatement of biodiesel blending tax credits, the business continued to benefit from strong margins. Fourth-quarter refined product exports were 143,000 BPD, an increase of 14,000 BPD from the third quarter of 2014.

Phillips 66 Reports Fourth-Quarter Earnings of $1.1 Billion (Adjusted Earnings of $913 Million)

Phillips 66’s Specialties businesses reported earnings of $68 million during the fourth quarter. The $25 million increase was primarily due to improved lubricant and base oil margins.

Corporate and Other

Corporate and Other costs were $100 million after-tax in the fourth quarter, compared with $91 million in the third quarter of 2014. The increased costs were mostly due to higher interest expense related to debt issued during the quarter.

Financial Position, Liquidity and Return of Capital

During the quarter, Phillips 66 generated $872 million of cash from operations. Excluding working capital changes, operating cash flow was $1.1 billion. The company received $581 million in proceeds from asset dispositions and funded $1.1 billion in capital expenditures and investments.

Phillips 66 issued $2.5 billion of notes to support growth initiatives and repay debt maturing in 2015. The company returned $807 million of capital to shareholders, paying dividends of $275 million and repurchasing seven million shares of common stock totaling $532 million.

Full-Year Financial Results

Phillips 66's full-year 2014 earnings were $4.8 billion or $8.33 per share. This compares with $3.7 billion or $6.02 per share in 2013. Full-year adjusted earnings were $3.8 billion or $6.62 per share in 2014, compared with $3.6 billion or $5.89 per share in 2013.

The company generated $3.5 billion in cash from operations during 2014. Excluding changes in working capital, operating cash flow was $4.5 billion. In addition, the company received $1.2 billion in proceeds from asset dispositions, primarily reflecting the sale of the company's interest in the Malaysian Refining Company and a special distribution from WRB Refining. Phillips 66 funded $3.8 billion in capital expenditures and investments.

Phillips 66 returned $4.7 billion of capital to shareholders in 2014. The company paid $1.1 billion in dividends and repurchased 29.1 million shares of common stock totaling $2.3 billion. The exchange of the company's flow improver business for 17.4 million shares returned $1.35 billion of capital. Since August 2012, the company has repurchased 73.2 million shares for $4.9 billion, as part of $7 billion in share repurchase authorizations. At the end of 2014, Phillips 66 had 546 million shares outstanding.

Phillips 66 ended the year with $8.7 billion of debt and $5.2 billion of cash and cash equivalents. The company’s debt-to-capital ratio was 28 percent and net-debt-to-capital ratio was 14 percent.

Strategic Update

In Midstream, the 100,000 BPD Sweeny Fractionator One is more than 50 percent complete, with startup planned in the second half of 2015. Construction is also progressing on the 4.4 million-barrel-per-month Freeport LPG Export Terminal, with completion expected in the second half of 2016. Both projects remain on budget and on schedule.

Phillips 66 is investing in transportation infrastructure to move crude oil from the Bakken/Three Forks production area of North Dakota to market centers throughout the United States. During 2014, the company received 1,200 additional rail cars and expects to have 3,700 cars dedicated to crude oil service in early 2015. The company also announced two pipeline joint ventures, the Dakota Access Pipeline and Energy Transfer Crude Oil Pipeline.

Phillips 66 Reports Fourth-Quarter Earnings of $1.1 Billion (Adjusted Earnings of $913 Million)

In addition, Phillips 66 Partners formed two joint ventures to develop the Palermo Rail Terminal and the Sacagawea Pipeline in North Dakota. The Palermo Rail Terminal is a crude oil rail-loading facility currently under construction. The terminal is anticipated to include a pipeline connection to the Sacagawea Pipeline, allowing increased outbound capacity and market access for oil producers and marketers in the Bakken region.

In Chemicals, CPChem is investing in domestic growth projects to capture the benefits of low-cost petrochemical feedstocks on the U.S. Gulf Coast (USGC). During the quarter, CPChem completed the expansion of ethylene production at its Sweeny facility with the addition of a tenth furnace, which is expected to increase its annual production by 200 million pounds. An expansion project is underway to increase CPChem's normal alpha olefin capacity by 220 million pounds per year at its Cedar Bayou facility, with estimated completion in mid-2015. Lastly, construction continued on its world-scale USGC Petrochemicals Project with startup anticipated in mid-2017.

Later today, Phillips 66 Chairman and Chief Executive Officer Greg Garland, President Tim Taylor, and Executive Vice President and Chief Financial Officer Greg Maxwell will host a webcast at 11 a.m. EST to discuss the company’s fourth-quarter and full-year performance and provide an update on strategic growth projects. To listen to the conference call and view related presentation materials, go to www.phillips66.com/investors and click on "Events & Presentations." For detailed supplemental information, go to www.phillips66.com/supplemental.

Earnings
	Millions of Dollars
	2014			2013
	Third Quarter	Fourth Quarter	Twelve Months	Fourth Quarter	Twelve Months
Midstream	$115	96	507	121	469
Chemicals	230	267	1,137	261	986
Refining	558	517	1,771	418	1,747
Marketing and Specialties	368	367	1,034	105	894
Corporate and Other	(91)	(100)	(393)	(97)	(431)
Discontinued Operations	—	—	706	18	61
Phillips 66	$1,180	1,147	4,762	826	3,726

Adjusted Earnings
	Millions of Dollars
	2014			2013
	Third Quarter	Fourth Quarter	Twelve Months	Fourth Quarter	Twelve Months
Midstream	$115	97	508	121	469
Chemicals	299	270	1,209	261	986
Refining	558	322	1,576	418	1,734
Marketing and Specialties	259	324	882	105	885
Corporate and Other	(91)	(100)	(393)	(97)	(431)
Phillips 66	$1,140	913	3,782	808	3,643

Phillips 66 Reports Fourth-Quarter Earnings of $1.1 Billion (Adjusted Earnings of $913 Million)

About Phillips 66

Phillips 66 is a diversified energy manufacturing and logistics company. With a portfolio of Midstream, Chemicals, Refining, and Marketing and Specialties businesses, the company processes, transports, stores and markets fuels and products globally. Phillips 66 Partners, the company's master limited partnership, is an integral asset in the portfolio. Headquartered in Houston, the company has 14,000 employees committed to safety and operating excellence. Phillips 66 had $49 billion in assets as of Dec. 31, 2014. For more information, visit www.phillips66.com or follow us on Twitter @Phillips66Co.

- # # # -

CONTACTS
Kevin Mitchell (investors)	Dennis Nuss (media)
832-765-2297	832-765-1850
kevin.mitchell@p66.com	dennis.h.nuss@p66.com

Rosy Zuklic (investors)
832-765-2297
rosy.zuklic@p66.com

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR" PROVISIONS
OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Words and phrases such as “is anticipated,” “is estimated,” “is expected,” “is planned,” “is scheduled,” “is targeted,” “believes,” “intends,” “objectives,” “projects,” “strategies” and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to Phillips 66’s operations (including joint venture operations) are based on management’s expectations, estimates and projections about the company, its interests and the energy industry in general on the date this news release was prepared. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include fluctuations in crude oil, NGL, and natural gas prices, and refining and petrochemical margins; unexpected changes in costs for constructing, modifying or operating our facilities; unexpected difficulties in manufacturing, refining or transporting our products; lack of, or disruptions in, adequate and reliable transportation for our crude oil, natural gas, NGL, and refined products; potential liability from litigation or for remedial actions, including removal and reclamation obligations under environmental regulations; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; and other economic, business, competitive and/or regulatory factors affecting Phillips 66’s businesses generally as set forth in our filings with the Securities and Exchange Commission. Phillips 66 is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Information -- This news release includes the terms adjusted earnings, adjusted earnings per share, operating cash flow excluding working capital, and adjusted ROCE. These are non-GAAP financial measures that are included to help facilitate comparisons of company operating performance across periods.

References in the release to earnings refer to net income attributable to Phillips 66.

Prior period results have been recast to reflect realignment of certain businesses between segments and business lines. Within the Midstream segment, certain NGL pipelines were moved from the Transportation business to the NGL business. Sales commissions for specialty coke, polypropylene and solvents businesses are recorded in the M&S segment. Certain joint ventures, such as a base oil business, were moved from the Refining segment to the M&S segment.

Phillips 66 Reports Fourth-Quarter Earnings of $1.1 Billion (Adjusted Earnings of $913 Million)

	Millions of Dollars
	Except as Indicated
	2014			2013
	3Q	4Q	Year	4Q	Year
Reconciliation of Earnings to Adjusted Earnings

Consolidated
Earnings	$1,180	1,147	4,762	826	3,726
Adjustments:
Asset dispositions	(109)	(385)	(494)	—	(23)
Impairments	69	131	200	—	—
Pending claims and settlements	—	(10)	(10)	—	(16)
Exit of business line	—	—	—	—	34
Tax law impacts	—	—	—	—	(17)
Lower-of-cost-or-market inventory adjustments	—	30	30	—	—
Discontinued operations	—	—	(706)	(18)	(61)
Adjusted earnings	$1,140	913	3,782	808	3,643

Earnings per share of common stock (dollars)	$2.09	2.05	8.33	1.37	6.02

Adjusted earnings per share of common stock (dollars)	$2.02	1.63	6.62	1.34	5.89

Midstream
Earnings	$115	96	507	121	469
Adjustments:
Lower-of-cost-or-market inventory adjustments	—	1	1	—	—
Adjusted earnings	$115	97	508	121	469

Chemicals
Earnings	$230	267	1,137	261	986
Adjustments:
Impairments	69	—	69	—	—
Lower-of-cost-or-market inventory adjustments	—	3	3	—	—
Adjusted earnings	$299	270	1,209	261	986

Refining
Earnings	$558	517	1,771	418	1,747
Adjustments:
Asset dispositions	—	(369)	(369)	—	—
Impairments	—	131	131	—	—
Pending claims and settlements	—	17	17	—	—
Tax law impacts	—	—	—	—	(13)
Lower-of-cost-or-market inventory adjustments	—	26	26	—	—
Adjusted earnings	$558	322	1,576	418	1,734

Marketing and Specialties
Earnings	$368	367	1,034	105	894
Adjustments:
Asset dispositions	(109)	(16)	(125)	—	(23)
Pending claims and settlements	—	(27)	(27)	—	(16)
Exit of business line	—	—	—	—	34
Tax law impacts	—	—	—	—	(4)
Adjusted earnings	$259	324	882	105	885

Phillips 66 Reports Fourth-Quarter Earnings of $1.1 Billion (Adjusted Earnings of $913 Million)

	Millions of Dollars
	2014			2013
	3Q	4Q	Year	4Q	Year
Reconciliation of Earnings to Adjusted Earnings

Marketing and Other
Earnings	$325	299	836	54	688
Adjustments:
Asset dispositions	(109)	(16)	(125)	—	—
Pending claims and settlements	—	(27)	(27)	—	(16)
Tax law impacts	—	—	—	—	(4)
Adjusted earnings	$216	256	684	54	668

Specialties
Earnings	$43	68	198	51	206
Adjustments:
Asset dispositions	—	—	—	—	(23)
Exit of business line	—	—	—	—	34
Adjusted earnings	$43	68	198	51	217

	Millions of Dollars
	2014
	4Q	Year
Cash Flows from Operating Activities

Net Cash Provided by Operating Activities, excluding working capital	$1,080	4,549
Changes in working capital	(208)	(1,020)
Net Cash Provided by Operating Activities	$872	3,529

Millions of Dollars
2014
Phillips 66 - ROCE
Numerator
Net Income	$4,797
After-tax interest expense	173
GAAP ROCE earnings	4,970
Special items	(980)
Adjusted ROCE earnings	$3,990

Denominator
GAAP average capital employed*	$29,634
Discontinued operations	(96)
Adjusted average capital employed	$29,538

Adjusted ROCE (percent)	14%
GAAP ROCE (percent)	17%
* Total equity plus total debt.